Exhibit 10.2

Purpose:

The 2013 Corporate Bonus Plan, as amended (the “Bonus Plan”), establishes a corporate incentive for all eligible employees upon the achievement of the 2013 Corporate Objective as defined below. The bonus is designed to provide employees with a performance incentive to align departments and individual employees to achieve the revenue target for the plan year.

Effective Date: January 1, 2013-December 31, 2013

Eligibility:

All regular, full-time employees of ZELTIQ, Inc. and ZELTIQ, Ltd. are eligible for participation as long as:

•	Employment begins prior to October 1, 2013;

•	Employment continues through Payment Date, and

•	Employees are not a participant in a variable commission plan*.

*Employees participating in a variable commission plan are not eligible to participate in the Bonus Plan. Such employees include, but are not limited to: Account Managers, Regional Sales Directors, Practice Support Specialists, Regional, Practice Managers, Inside Sales and Managing Director of Practice Support.

Earned Date:

No Bonus is guaranteed and must be earned. The bonus is considered earned under this Bonus Plan at Payment Date.

Payment Date:

If the Corporate Objective has been met, all eligible employees will receive a bonus on or about February 15, 2014.

Corporate Objective and Bonus Payout Calculation:

The Corporate Objective is defined as follows:

FY13 WW Revenue of an amount established by the Board, and Cash Burn of an amount established by the Board.

Achievement of the Corporate Objective will result in a 100% Bonus Payout.

The Bonus Payout is based on each employee target bonus % (as described below under Participation Levels).

Participation Levels:

Employees are eligible for a target bonus percentage of base salary, based on position or, in the case of Individual Contributors, based on salary. The designated participation levels for 2013 shall be set by the Compensation Committee. The CEO may change participation levels for nonexecutive officers and below, and may recommend changes to participation levels for executive officers (except for changes to the CEO participation level), subject to review and approval by the Compensation Committee.

Pro rata:

The bonus calculation is factored by the length in which an eligible employee has been employed with the Company during the Bonus Plan’s Effective Date.

Termination of Employment:

No bonus is considered earned under this Bonus Plan until the Payment Date. As a result, an employee who has been terminated (either by the Company or by resignation) will not be entitled to any bonus.

Modification:

This plan is subject to review and modification by the Compensation Committee, at its discretion.